                                                                      EXHIBIT 99

                    APPLIED INNOVATION REPORTS FOURTH QUARTER
                      AND FULL YEAR 2003 FINANCIAL RESULTS

   COMPANY REPORTS THIRD CONSECUTIVE PROFITABLE QUARTER AND STRONG CASH FLOW;
           ANTICIPATES SOLID SALES GROWTH AND IMPROVED PROFITS IN 2004


AT APPLIED INNOVATION:
Michael P. Keegan
Vice President and Chief Financial Officer
(614) 798-2000

COLUMBUS, OHIO (FEBRUARY 11, 2004) - Applied Innovation Inc. (NASDAQ: AINN) today announced operating results for the fourth quarter and year ended December 31, 2003.

Sales for the three months ended December 31, 2003 were $8.9 million, a 9% decrease compared to sales of $9.8 million in the fourth quarter last year. Continued strength in the wireless market was offset by a slowdown in orders at the end of the year from the Company's largest domestic wireline customers. Despite the lower than expected sales, the Company generated its third consecutive profitable quarter, with operating income of $360,000 in the quarter. This compares to operating income of $1.1 million in the prior year quarter.

The Company's fourth quarter net income of $690,000, or $0.05 per diluted share, benefited from an adjustment to accrued income taxes, as further described below. For the corresponding prior year quarter, the Company's net income was $1.1 million, or $0.07 per diluted share.

The Company's operations generated $1.7 million in cash during the 2003 fourth quarter and it ended the year with $28.0 million of cash and investments.

For the year ended December 31, 2003, sales totaled $34.0 million compared to sales of $43.0 million for 2002. The Company's 2003 net loss was $535,000, or $0.04 per share, compared to a net loss of $4.9 million, or $0.32 per share, in 2002.

Chairman and CEO Gerard B. Moersdorf, Jr. said, "We are pleased with our solid operating income and cash flow. These results demonstrate our ability to tightly control our expenditures when near-term orders are delayed. Although we entered the quarter with very good momentum and strong order flow, our customer concentration can lead to uneven order flow from quarter to quarter. One of our largest customer's internal reorganization negatively impacted quarterly demand. While disappointing, those orders were delayed, not canceled. Further, while overall capital spending in the wireline industry appeared strong in the quarter, we did not directly benefit in the quarter since the spending was generally focused on broadband access and voice over IP (VoIP) technologies. Demand for the Company's network management systems generally lags large-scale network equipment deployments, so we anticipate 2004 growth related to these carrier initiatives."

"I'm pleased with our steady sales recovery throughout the year and our ability to generate nearly $3.8 million of operating cash flow. We've made solid gains in our new markets and delivered exciting and very competitive new products. Fourth quarter orders from wireless service providers were our best ever and we received initial orders from two new international customers. Even though the telecom market is still a challenging arena, the initial acceptance of our new products, continued demand for our core products and our customers' appreciation for the value of our service and industry expertise encourage us that we will see continued demand in this market," Moersdorf said.

RECENT HIGHLIGHTS

Since the beginning of the fourth quarter, the Company:

     - Appointed John Riedel to its Board of Directors. Mr. Riedel serves as Juniper Networks' Vice President of Business Development and brings an impressive background in telecommunications and management, including previous positions with UUNET and GTE.

     - Promoted Thomas Kuchler to Vice President, Marketing. Mr. Kuchler, who joined Applied Innovation in 2002 with 15 years of experience in product and project management, sets product direction and market strategy for the Company, identifies areas for future market expansion and leads the Company's business development and partnership efforts.

     - Introduced the AIremote(TM) product in November. AIremote is a climate-hardened intelligent site management device geared toward outside plant DSL sites. AIremote units have already been shipped to an international customer.

     - Completed customer lab testing on AIconnect(TM) in December. This product, slated for general availability in February 2004, provides routing and aggregation to support local central office and IP networks.

     - Secured initial orders with a major Mexican telecommunications provider though our Mexican distributor. This customer will use AIbadger(TM) to manage its microwave radio network.

     - Shipped initial orders to a new customer in Brazil. This customer will use AIscout(TM) to manage its DSL network.

     - Created a secure access solution for VoIP for a major service provider. This solution combines the flexible platform of the AIextend(TM) card introduced in the third quarter with a third-party security software application. It also combines all the benefits of Applied Innovation networking, central office and NEBS experience with an industry standard security application.

     - Introduced and shipped initial orders of a new Ethernet switch product to the enterprise branch of a major service provider; a NEBS version will follow by the end of first quarter 2004 for telephony network applications.

     - Brought AIswitch(TM) products into the wireless market by developing a new application to manage wireless repeaters. Wireless repeaters, which extend the useful range of traditional wireless infrastructure, represent an emerging and sizable market opportunity.

     - Successfully integrated our AIbadger product in a large government contractor's demonstration lab, allowing the contractor to exhibit our product's remote security and access capabilities to its government customers.

OTHER OPERATING RESULTS
Overall gross profit for the fourth quarter of 2003 was $4.9 million compared to gross profit of $5.7 million for the fourth quarter of 2002. As a percentage of sales, gross profit was 55% compared to 58% for the fourth quarter in 2002.

Gross profit on product sales for the fourth quarter of 2003 was $3.6 million, or 54% of product sales of $6.7 million. For the same period last year, product sales of $8.2 million generated gross profit of $4.8 million, or 59% of product sales. Product sales declined compared to last year due to the slowdown of orders from our major wireline customers, partially offset by continued growth in the wireless market. Gross profit margins on product sales in the prior year quarter were unusually high due to the product mix containing more high-margin core wireline AIswitch products. Current quarter gross margins were in line with expectations and included a greater mix of slightly lower-margin edge and wireless products, which represent larger long-term market opportunities with faster growth rates for the Company.

Services gross profit for the quarter ended December 31, 2003 was $1.3 million, or 62% of services sales of $2.1 million. For the fourth quarter of 2002, services sales of $1.6 million generated gross profit of $906,000, or 57% of services sales. The increase in services sales and gross profit margins was primarily due to an increase in the volume of installation service projects resulting in high utilization of personnel and a greater mix of maintenance contract revenues. The gross profit margin in both periods was unusually high and will likely decrease to a more normal rate of 40%-50% in 2004.

Research and development (R&D) expenses for the fourth quarter of 2003 were $1.4 million, comparable to $1.3 million for the fourth quarter of 2002. R&D expenses for the quarter increased primarily as a result of compliance testing required prior to the introduction of AIremote in November 2003. In 2004, the Company expects to continue to invest in product enhancements and new product development to support changing customer and industry needs and product introductions. Quarterly R&D expenses in 2004 are anticipated to be comparable to the fourth quarter of 2003.

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2003 were $3.1 million, or 35% of sales, compared to $3.4 million, or 35% of sales, for the fourth quarter of 2002. SG&A in both periods included year-end reductions to bonus accruals. Additional expense reductions in the fourth quarter of 2003 resulted from continued emphasis on cost-cutting, including profit-sharing reversals and lower-than-expected sales expenses as a result of decreased headcount, commissions and travel. SG&A expenses in 2004 are anticipated to be slightly higher than 2003 as a result of variable expenses, such as bonuses, commissions and sales travel, associated with anticipated increases in sales volume.

The Company increased its annual effective tax benefit rate for 2003 to 56%, compared to 28% in the first nine months of the year. To correspond with a reduction in certain income tax exposures, the Company reduced certain income tax accruals, resulting in a higher income tax benefit rate than used in the first nine months of the year and higher than last year's effective rate of 42%.



INDUSTRY AND COMPANY OUTLOOK
Moersdorf said, "2003 was a very active year for the Company. Based on the findings from working closely with our customers to determine how network management and mediation would evolve, we recently introduced new products and integrated additional flexibility into our existing portfolio. We've expanded the reach of our solutions to focus on outside plant and security applications, both extended markets for Applied Innovation, and markets that we are uniquely qualified to enter based on the flexibility of our products and services. Many of the products we recently introduced apply to all the markets we serve, including government and international. Although the turmoil in the telecom industry is not completely settled, we believe we have improved our positioning by expanding our product offerings, especially in the wireless market, and have increased our value to our customers."

Michael P. Keegan, Vice President and CFO, said, "Security, efficiency and upgrading legacy network infrastructure will be the key trends in all of our target markets in 2004. In the wireless market, we expect to see increased investment in network upgrades, which provides more opportunity for our intelligent site management products. Our wireless customers need highly efficient network management to succeed in a more competitive environment as they continue to add more broadband services. We project international growth to accelerate this year in Mexico, Brazil, South Africa and Canada based on the foundation we have been building and the increased need for network enhancements. In the wireline market, we expect to help our customers manage through their continued financial constraints by improving network management automation and security applications for VoIP. The government market will continue to grow with increased investment in security, remote site management and upgrading legacy network infrastructure."

"Several factors give us confidence as we enter 2004. First, we have been successful in our new market expansion initiatives, such as wireless and international. Second, the flexibility built into our new suite of products such as AIremote, AIconnect, AIextend and new products in the pipeline are very well suited to capitalize on trends we see in each of our markets. Finally, both wireline and wireless carrier spending appear to be increasing, marked by recent carrier announcements of significant network upgrade plans. Based on these factors, we expect solid 2004 sales growth, led by double digit wireless and international sales growth, modest but steady wireline sales growth and continued wins in the government market. This sales growth, combined with only modest increases in operating expenses, should translate to improved profits in 2004."


CONFERENCE CALL
Applied Innovation will host a conference call on Wednesday, February 11, 2004 at 10:00 a.m. (ET) to discuss the Company's strategy, business outlook and 2003 results. The call will be broadcast live over the Internet and can be accessed at the Applied Innovation Web site (www.appliedinnovation.com/Company/Investors.asp) or at http://www.firstcallevents.com/service/ajwz398035319gf12.html. If you are unable to participate during the live Webcast, the call will be archived and available in the Investors section of the Applied Innovation Web site.

ABOUT APPLIED INNOVATION
Applied Innovation is a network management solutions company that simplifies and enhances the operation of complex, distributed voice and data networks. Building on a deep knowledge of network architecture, elements and management, Applied Innovation delivers unique hardware, software and service solutions that provide greater connectivity, visibility and control of network elements and the systems that support them.

Applied Innovation, headquartered in Columbus, Ohio, is traded on NASDAQ under the symbol AINN. For more information, please visit the Company's Web site at www.appliedinnovation.com.

SAFE HARBOR STATEMENT
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management, and specifically include statements regarding: network management system demand lagging large-scale network equipment deployments and anticipated 2004 sales growth (paragraph 6); demand for the Company's products in the telecom market (paragraph 7); the introduction of a NEBS version product (paragraph 8); long-term market opportunities (paragraph 10); future gross profit margins on services (paragraph 11); projected R&D and SG&A spending (paragraphs 12 and 13); the Company's position in the telecom industry (paragraph 15); trends in the Company's various markets (paragraph 16); wireless and wireline carrier spending (paragraph 17); and projected sales, operating expense and income levels for 2004 (paragraph 17). These forward-looking statements involve numerous risks and uncertainties, including, without limitation: the demand for telecommunication equipment generally and in particular for the equipment and services offered by the Company; the Company's ability to generate sales orders during fiscal 2004 and thereafter; the acceptance of the Company's present products and services and its ability to hire technical staff; labor strikes or other disruptions in our customers' operations; the Company's ability to adapt to technological changes; the availability of capital to support the Company's business plans; that the government may not purchase any products or services from the Company; and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002. One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

APPLIED INNOVATION INC.
SUMMARY FINANCIAL HIGHLIGHTS
($ in thousands, except per share and shares outstanding)

SUMMARY BALANCE SHEET INFORMATION

                                                              (Unaudited)
                                                             Dec. 31, 2003              Dec. 31, 2002
                                                             -------------              -------------
Cash and cash equivalents                                        $ 12,031                 $ 8,986
Short-term investments                                              5,582                   8,029
Accounts receivable, net                                            3,449                   5,040
Inventory, net                                                      2,814                   3,410
Other current assets                                                3,488                   5,999
                                                                 --------                --------
     Current assets                                                27,364                  31,464
Property, plant and equipment, net                                  7,060                   7,793
Investments                                                        10,360                   6,949
Goodwill                                                            3,526                   3,477
Other assets                                                        1,573                     702
                                                                 --------                --------
     Total assets                                                $ 49,883                $ 50,385
                                                                 ========                ========

Accounts payable                                                      790                   1,555
Accrued expenses                                                    2,597                   2,878
Deferred revenue                                                    2,269                   1,903
Note payable                                                          750                     - -
                                                                 --------                --------
     Current liabilities                                            6,406                   6,336
Note payable                                                          - -                     750
                                                                 --------                --------
     Total liabilities                                              6,406                   7,086
Stockholders' equity                                               43,477                  43,299
                                                                 --------                --------

     Total liabilities and stockholders' equity                  $ 49,883                $ 50,385
                                                                 ========                ========


SUMMARY OPERATIONAL INFORMATION (UNAUDITED)

                                                  Three Months Ended                         Year Ended
                                                     December 31,                           December 31,
                                                     ------------                           ------------
                                               2003                2002               2003               2002
                                               ----                ----               ----               ----

Sales                                            $8,887             $9,781            $33,968            $42,961
Cost of sales                                     4,013              4,051             16,354             23,557
                                                -------            -------            -------            -------
    Gross profit                                  4,874              5,730             17,614             19,404
R&D                                               1,365              1,273              5,575              7,085
SG&A                                              3,149              3,373             13,689             18,413
Restructuring charges                               - -                 13                (32)             2,890
                                                -------            -------            -------            -------
    Income (loss) from operations                   360              1,071             (1,618)            (8,984)
Interest and other income                           114                124                393                597
                                                -------            -------            -------            -------
    Income (loss) before taxes                      474              1,195             (1,225)            (8,387)
Income taxes                                       (216)               109               (690)            (3,532)
                                                =======            =======            =======            =======
    Net income (loss)                              $690             $1,086              $(535)           $(4,855)
                                                =======            =======            =======            =======

Diluted EPS                                       $0.05              $0.07             $(0.04)            $(0.32)
Diluted shares                               15,262,902         14,950,759         14,994,924         15,092,328

SUMMARY CASH FLOW INFORMATION (UNAUDITED)

                                                         Three Months Ended                    Year Ended
                                                            December 31,                      December 31,
                                                            ------------                      ------------
                                                       2003              2002             2003            2002
                                                       ----              ----             ----            ----
Operating activities:
    Net income (loss)                                    $   690          $ 1,086          $  (535)        $(4,855)
    Depreciation and amortization                            339              411            1,407           1,925
    Other non-cash charges                                   182              649              186             819
    Working capital changes, net                             483           (1,701)           2,703           1,163
                                                         -------          -------          -------         -------
          Operating cash flow                              1,694              445            3,761            (948)
                                                         -------          -------          -------         -------
Investing activities:
     Purchases of PP&E                                      (131)             (52)            (480)           (961)
     Changes in investments, net                             239           (7,113)            (908)         (2,130)
     Other, net                                              - -              - -               17              34
                                                         -------          -------          -------         -------
          Investing cash flow                                108           (7,165)          (1,371)         (3,057)
                                                         -------          -------          -------         -------
Financing activities:
     Common stock repurchased                                - -              - -              - -          (2,835)
     Collection of note receivable                           - -              - -              383             112
     Proceeds from sale of stock                              70              - -              272              15
                                                         -------          -------          -------         -------
          Financing cash flow                                 70              - -              655          (2,708)
                                                         -------          -------          -------         -------
Increase (decrease) in cash and cash
     equivalents                                           1,872           (6,720)           3,045          (6,713)
Cash and cash equivalents - beginning
     of period                                            10,159           15,706            8,986          15,699
                                                         -------          -------          -------         -------
Cash and cash equivalents - end of
     period                                              $12,031          $ 8,986          $12,031         $ 8,986
                                                         =======          =======          =======         =======